EXHIBIT 23.2

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 under the Securities Act of 1933 of IsoRay, Inc. covering the 2006 Director Stock Option Plan of IsoRay, Inc. of our independent auditor’s report dated September 16, 2005 related to the balance sheets of IsoRay, Inc. (formerly Century Park Pictures Corporation) as of June 30, 2005, September 30, 2004 and 2003 and the related statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the nine months ended June 30, 2005 and for each of the years ended September 30, 2004 and 2003, respectively, which report appears in the 2005 Transitional Report on Form 10-KSB/A of IsoRay, Inc. (formerly Century Park Pictures Corporation).

/s/ S.W. Hatfield, CPA
S.W. HATFIELD, CPA

Dallas, Texas
August 15, 2006